Exhibit 10(hh)

DEATH BENEFIT AWARD AGREEMENT

THIS AGREEMENT is made and entered into as of the 30th day of December, 2003, by and between MARSHALL & ILSLEY CORPORATION, a Wisconsin corporation (“M&I”) and Dennis J. Kuester (“Executive”).

WITNESSETH:

WHEREAS, M&I has established the Marshall & Ilsley Corporation 2003 Death Benefit Plan (the “Plan”) to provide death benefits to the beneficiaries of certain individuals designated as participants under the Plan;

WHEREAS, Executive has been designated as a Participant under the Plan; and

WHEREAS, Executive’s Death Benefit is dependent on certain variables set forth in this Agreement which are related to a life insurance policy owned by M&I on the life of the Executive.

NOW, THEREFORE, M&I and Executive hereby agree as follows:

1. Death Benefit Award. M&I hereby agrees to provide the Death Benefit set forth in Section 2, below, in accordance with the Plan, to the Beneficiary designated by Executive.

2. Death Benefit Amount. The amount of the Death Benefit payable to the Executive’s Beneficiary will be computed according to the following formula:

(a) If M&I is the owner and beneficiary of policies #15584807 and #15584870 issued by The Northwestern Mutual Life Insurance Company on the life of the Executive at the time of the Executive’s death and such policies are both Qualified Policies, then the Executive’s Death Benefit is determined under the appropriate formula below. A policy is a Qualified Policy if M&I a) timely pays the annual premiums identified below due from the date of this agreement until the Executive’s death, b) has not assigned the policy’s benefits, c) has never obtained a distribution from the policy through partial surrenders, withdrawals from the policy’s cash value or policy loans, d) has not changed the policy’s dividend option, and e) has not otherwise modified the contract. The annual premiums M&I must pay to meet the qualification under a) above are the premiums in the following schedule that become due prior to the Executive’s death.

	Premium Due	Premium Due
Premium Due Date	Policy # 15584807	Policy # 15584870
September 1, 2004	$186,479.99	$186,554.99
September 1, 2005	$186,479.99	$186,554.99
September 1, 2006	$186,479.99	$186,554.99
September 1, 2007	$186,479.99	$186,554.99
September 1, 2008	$186,479.99	$186,554.99
September 1, 2009	$186,479.99	$186,554.99

(i) If the Executive dies before September 1, 2015, the Death Benefit is determined by the formula:

DB = (QPDB – PP – FP) / (1-TR), where

•	DB is the Death Benefit payable under the plan

•	QPDB is the net death proceeds paid under the Qualified Policies, less applicable Federal and state income taxes incurred by reason of receipt of the death proceeds (other than any tax liability incurred under the alternative minimum tax to the extent that such tax is available as a tax benefit in another tax year)

•	PP is $1,479,574

•	FP is the sum of premiums paid on the Qualified Policies after the date of this agreement

•	TR is the maximum effective combined Federal and state income tax rate for M&I in effect on the date the Death Benefit is payable, such rate to be determined by the accounting firm that prepares M&I’s tax returns

(ii) If the Executive dies on or after September 1, 2015, the Death Benefit is determined by the formula:

   DB = (QPDB – API) / (1-TR), where

•	DB is the Death Benefit payable under the plan

•	QPDB is the net death proceeds paid under the Qualified Policies, less applicable Federal and state income taxes incurred by reason of receipt of the death proceeds (other than any tax liability incurred under the alternative minimum tax to the extent that such tax is available as a tax benefit in another tax year)

•	API is $3,772,320 plus interest accumulated at an annual compounded rate of 4.16% from September 1, 2015 to the date of the executive’s death

•	TR is the maximum effective combined Federal and state income tax rate for M&I in effect on the date the Death Benefit is payable, such rate to be determined by the accounting firm that prepares M&I’s tax returns

(b) If M&I is not the owner and beneficiary of policies #15584807 and #15584870 issued by The Northwestern Mutual Life Insurance Company on the life of the Executive at the time of the Executive’s death or if the policies are not both Qualified Policies, then the Death Benefit shall be that amount that would reasonably be expected to be paid as a Death Benefit had M&I owned Qualified Policies on the Executive’s life at the time of the Executive’s death and received the death proceeds thereunder. M&I will contact The Northwestern Mutual Life Insurance Company at the time of Executive’s death to compute the policy’s death proceeds as if M&I had continued to own the Qualified Policies until the Executive’s death. If The Northwestern Mutual Life Insurance Company is unable to compute the policy’s death proceeds, M&I shall engage at its own expense an independent person or entity that is mutually acceptable by M&I and the Beneficiary to determine the Death Benefit amount. The amount that the independent person or entity determines shall be binding on the Executive, the Executive’s Beneficiary and M&I.

(c) If the Death Benefit payable under the appropriate formula is not fully deductible by M&I for income tax purposes, the Death Benefit payable shall be adjusted so that M&I’s after-tax cost of providing the benefit is the same as the after-tax cost that would have resulted had M&I paid the Death Benefit determined under the appropriate formula and such benefit payment had been fully deductible.

3. Provisions of Plan Control. This Agreement shall be governed by the provisions of the Plan, the terms and conditions of which are incorporated herein by reference, except to the extent modified by this Agreement. Unless otherwise provided herein, all capitalized words in this Agreement shall have the meaning ascribed to them in the Plan. The Plan empowers the Compensation Committee to make interpretations, rules and regulations thereunder. A copy of the Plan is attached to this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day, month and year first above written.

MARSHALL & ILSLEY CORPORATION

By:	/s/ Paul J. Renard
Paul J. Renard, Senior Vice President

EXECUTIVE:

/s/ Dennis J. Kuester
Dennis J. Kuester